Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of July 20, 2016 is entered into by and among AG&E Holdings Inc., an Illinois corporation (“Parent”), American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Advanced Gaming Associates LLC, a Pennsylvania limited liability company (the “Company”), the Company Member (as defined in the Original Agreement), and Anthony Tomasello, in his capacity as the Company representative (the “Company Representative”).

A.     The parties entered into that certain Agreement and Plan of Merger, dated as of April 12, 2016 (the “Original Agreement”), whereby the parties intend to effect a merger of the Company with and into Merger Sub in accordance with the Original Agreement (the “Merger”) and the applicable Merger Statutes. Upon consummation of the Merger at Closing, the Company will cease to exist, and Merger Sub will remain a direct wholly-owned Subsidiary of Parent.

B.     Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Original Agreement.

C.     The parties now desire to amend certain provisions of the Original Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1.            Amendments to the Original Agreement. As of the Effective Date (defined below), the Original Agreement is hereby amended or modified as follows:

(a)     The definition of “Drop Dead Date” now appearing in Section 1.01 of the Original Agreement is hereby amended in its entirety to read as follows:

“Drop Dead Date” shall mean the later of (i) December 31, 2016, or (ii) provided that the requirements set forth in Section 5.17(b) herein have been met, the date in which all Consents are obtained by the Company and/or the Company Member, as applicable, from the State of Michigan and by the Parent and Merger Sub from the State of Delaware and the State of Maryland; provided, however, that if any of the foregoing states rejects or refuses to provide any such Consent, the Drop Dead Date shall be the date of such rejection or refusal, as the case may be.

(b)     Section 2.03(a) of the Original Agreement is hereby amended in its entirety to read as follows:

(a) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fox Rothschild LLP, 353 N. Clark Street, Suite 3650, Chicago, Illinois 60654, at 10:00 a.m. on a Business Day to be agreed upon by the parties, which, unless the parties otherwise mutually agree in writing, shall be no earlier than the fifth Business Day and no later than the tenth Business Day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions; provided, however, that the parties may attend the Closing by means of remote communication and shall not be required to personally attend. The date on which the Closing actually takes place is referred to in the Agreement as the “Closing Date.”

(c)     Section 8.01(b)(ii) of the Original Agreement is hereby amended by deleting the words “the date that is 120 days after the date hereof (the “Drop Dead Date”)” and substituting in lieu thereof the words “the Drop Dead Date”.

(d)     Section 5.17 of the Original Agreement is hereby amended in its entirety to read as follows:

5.17     Regulatory Matters.

(a)     Subject to the limitations imposed by Section 5.17(b), the parties hereto shall cooperate with each other and use Commercially Reasonable Efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger); for the avoidance of doubt, the foregoing shall apply to any and all applications, notices, petitions and filings, made by Parent and Merger Sub, in their sole discretion, to any Governmental Entity that regulates the gaming industry and investigation or change in control approval process arising therefrom. Notwithstanding the foregoing, other than with respect to Michigan (as defined in (b) below), if the Company and/or the Company Member, as applicable, reasonably determines, based upon factual information and well-reasoned analysis, that any Governmental Entity is unwilling to grant such Consents based solely upon the prior history of Par-4, Inc., then the Company and/or the Company Member, as applicable, shall not be required under this section to submit any documentation to such Governmental Entity; provided that the Company and/or the Company Member, as applicable, shall provide to the Parent and Merger Sub prompt written notice of its determination, which notice shall include the name of the applicable jurisdiction and a reasonably detailed description of the factual information and analysis used to make such determination. The Company and Parent shall have the right to review in advance, and to the extent practicable each will reasonably consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to the Company, the Company Member, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will reasonably consult with each other with respect to the obtaining of all Consents of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Merger Sub as the case may be) and the Company (or the Company Member, as the case may be) shall promptly furnish each other with copies of written communications received by Parent, Merger Sub, the Company, and the Company Member, as the case may be, from or delivered by any of the foregoing to or from, any Governmental Entity in respect of the transactions contemplated hereby. The parties agree that if any jurisdiction requires the Company and/or the Company Member to withdraw or surrender an application (a “Withdrawal”), such Withdrawal is not deemed to be a Consent hereunder.

(b)     (i) The Company and/or the Company Member, as applicable, shall prepare and, on or before August 15, 2016, file all documentation necessary so that Consent to the Merger and related transactions can be obtained from the Michigan Gaming Control Board (“Michigan”) on or before the Drop Dead Date, and the Company and/or the Company Member, as applicable, shall work expeditiously to obtain such Consent from Michigan as soon as practicable, including promptly responding to all follow-up requests; (ii) the Parent and Merger Sub shall use Commercially Reasonable Efforts to file all documentation necessary so that Consent to the Merger and related transactions can be obtained from the New York State Gaming Commission as soon as practicable; and (iii) the Parent and Merger Sub shall prepare and, on or before August 15, 2016, file all documentation necessary to obtain the Consent to the Merger and related transactions from the Delaware Division of Gaming Enforcement (“Delaware”) and Maryland Lottery and Gaming Control Agency (“Maryland”) so that the Parent and Merger Sub can, upon and after Closing of the Merger, continue the business conducted by the Company in Delaware and Maryland prior to the Merger without interruption, and Parent and Merger Sub shall work expeditiously to obtain such Consents from Delaware and Maryland as soon as practicable, including promptly responding to all follow-up requests.

(e)     Schedule 6.01(c)-2 to the Original Agreement, which sets forth certain Consents that Parent and Merger Sub must receive for the mutual condition to Closing set forth in Section 6.01(c) of the Original Agreement to be satisfied, is hereby amended in its entirety to read as follows:

1.     Consent to the Merger by the Michigan Gaming Control Board shall have been obtained by Parent and Merger Sub prior to Closing, which such consent shall include but not be limited to permitting Parent and Merger Sub, after the Closing, to conduct the business being conducted by the Parent and Merger Sub prior to the Closing.

2.     Consent to the Merger by the Delaware Division of Gaming Enforcement and Maryland Lottery and Gaming Control Agency shall have been obtained by the Parent and Merger Sub prior to Closing, which such consent shall include but not be limited to permitting Parent and Merger Sub, after the Closing, to conduct the business being conducted by the Company prior to the Closing.

(f)     Section 6.02(a) of the Original Agreement is hereby amended by adding “3.04(c)” in each place it currently lists “Section 3.01, 3.02, 3.03 and 3.13”

(g)     Section 8.01(b)(v) of the Original Agreement and the definition of “Break-Up Fee” contained in Section 1.01 of the Original Agreement are each hereby deleted in its entirety.

(h)     Section 10.01(a) of the Original Agreement is hereby amended in its entirety to read as follows:

if to Parent, Merger Sub, or the Surviving Entity, to:

AG&E Holdings Inc.

4630 South Arville Street, Suite E

Las Vegas, NV 89103

Attn: Chief Executive Officer

Phone: 708.290.2100

E-mail: aspier@agegaming.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP

353 N. Clark Street

Suite 3650

Chicago, IL 60654

Phone: 312.517.9215

Facsimile: 312.517.9201

Email: dmore@foxrothschild.com

Attention: Donna More, Esq.

2.     Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Original Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Original Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Original Agreement, will mean and be a reference to the Original Agreement as amended by this Amendment. If there is a conflict between the terms and conditions of this Amendment and the terms and conditions in the Original Agreement, the terms and conditions of this Amendment shall control.

3.     Preliminary Proxy Statement. As promptly as practicable (but in no event more than 14 days) after the date hereof, Parent shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Original Agreement and the transactions contemplated thereby.

4.     Miscellaneous.

(a)     This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

(b)     This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

(c)     This Amendment constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PARENT:

AG&E HOLDINGS INC.

By: /s/ Anthony Spier

Name: Anthony Spier

Title: Chief Executive Officer

MERGER SUB:

American Gaming & Electronics, Inc.

By:/s/ Anthony Spier

Name: Anthony Spier

Title: Chief Executive Officer

COMPANY:

Advanced Gaming Associates LLC

By:/s/ Anthony Tomasello

Name: Anthony Tomasello

Title: Managing Member, CEO and President

COMPANY MEMBER:

/s/ Anthony Tomasello

Anthony Tomasello

COMPANY REPRESENTATIVE:

/s/ Anthony Tomasello

Anthony Tomasello

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]